Exhibit 5.1

June 11, 2024

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:	Registration Statement on Form S-1 (File No. 333-279738)

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 3,053,435 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants in lieu of the Shares to purchase up to 3,053,435 shares of Common Stock (the “Pre-Funded Warrants”), accompanying Series A-1 warrants to purchase 3,053,435 shares of Common Stock (the “Series A-1 Warrants”), accompanying Series A-2 warrants to purchase 3,053,435 shares of Common Stock (the “Series A-2 Warrants”), and accompanying Series A-3 warrants to purchase 3,053,435 shares of Common Stock (the “Series A-3 Warrants”). The Registration Statement also relates to the issuance by the Company of warrants issuable to the placement agent to purchase 183,206 shares of Common Stock (the “Placement Agent Warrants” and together with the Pre-Funded Warrants, the Series A-1 Warrants, the Series A-2 Warrants and the Series A-3 Warrants, the “Warrants”), and an aggregate of up to 9,343,511 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities as contemplated by the transaction documents and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the transaction documents and the Registration Statement (including, without limitation, with respect to the assumed combined public offering price of the securities as stated in the Registration Statement).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants, the Series A-1 Warrants, the Series A-2 Warrants and the Series A-3 Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The Placement Agent Warrants, when duly executed by the Company and duly delivered to the placement agent as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

(a)

Our opinions set forth in paragraphs 2 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)

Our opinions set forth in paragraphs 2 and 3 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)

Our opinions set forth in paragraphs 2 and 3 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

(f)

We have assumed that the per share exercise price of the Pre-Funded Warrants (inclusive of the pre-funded portion of such per share exercise price), the Series A-1 Warrants, the Series A-2 Warrants and the Series A-3 Warrants will at least equal the par value of the Common Stock.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP

DFM/JBE